For the six-month period ended June 30, 2000.
File number 811-3326
Prudential Equity Fund, Inc.

                        SUB-ITEM 77-O

                          EXHIBITS

     Transactions Effected Pursuant to Rule 10f-3

Ia.

1.   Name of Issuer
     John Hancock

2.   Date of Purchase
     1/26/2000

3.   Number of Securities Purchased
     1,352,700

4.   Dollar Amount of Purchase
     $22,995,900

5.   Price Per Unit
     $17.00

6.   Name(s) of Underwriter(s) or Dealer(s)
     From whom purchased
          Morgan Stanley/Fox - Pitt Kelton, Inc.

7.   Other Members of the Underwriting Syndicate:

     U.S. Underwriters:

          Morgan Stanley & Co. Incorporated
          Merrill Lynch, Pierce, Fenner & Smith
Incorporated
          Salomon Smith Barney Inc.
          Credit Suisse First Boston Corporation
          Donaldson, Lufkin & Jenrette Securities
Corporation
          Goldman, Sachs & Co.
          Fox-Pitt, Kelton Inc.
          ABN Amro Incorporated
          Chatsworth Securities LLC
          A.G. Edwards & Sons, Inc.
          First Union Securities, Inc.
          Janney Montgomery Scott LLC
          Lehman Brothers Inc.
          Melvin Securities, LLC
          J.P. Morgan Securities Inc.
          Nesbitt Burns Securities Inc.
          Paribas Corporation
          Prudential Securities Incorporated
          Pryor, Counts Capital Markets, LLC
          Ramirez & Co., Inc.
          Scotia Capital Markets (USA) Inc.
          Muriel Siebert & Co., Inc.
          Tucker Anthony Cleary Gull
          Utendahl Capital Partners, L.P.
          Wachovia Securities, Inc.
          Warburg Dillon Read LLC

     International Underwirters:

          Morgan Stanley & Co. International
Limited
          Salomon Brothers International Limited
          Credit Suisse First Boston (Europe)
Limited
          Donaldson, Lufkin & Jenrette
International
          Goldman Sachs International Ltd.
          Fox-Pitt, Kelton Inc.





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